Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-194972) and Form S-8 (Nos. 333-225612, 333-210488, 333-210095, 333-194530, and 333-139356) of our reports dated March 1, 2019, with respect to the consolidated financial statements and schedule of GTT Communications, Inc. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting of GTT Communications, Inc. as of December 31, 2018 included in this Annual Report on Form 10-K of GTT Communications, Inc. for the year ended December 31, 2018.

/s/ CohnReznick LLP

March 1, 2019
New York, New York